Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Two River Bancorp

Tinton Falls, New Jersey

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 15, 2018, relating to the consolidated financial statements of Two River Bancorp and the effectiveness of Two River Bancorp’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

August 15, 2018